ARTICLES OF ASSOCIATION OF:

Bunge Finance Europe B.V.
having its official seat in Rotterdam, the Netherlands.

Dated 5 May 2003.

Consecutive wording of the articles of association of Bunge Finance Europe B.V., as they read after the partial amendment (deed of rectification), executed by notarial deed on 5 May 2003 before R.J.J. Lijdsman, civil law notary.

NOTE ABOUT TRANSLATION:

This document is an English translation of a document prepared in Dutch. In preparing this document, an attempt has been made to translate as literally as possible without jeopardising the overall continuity of the text. Inevitably, however, differences may occur in translation and if they do, the Dutch text will govern by law.

In this translation, Dutch legal concepts are expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to concepts described by the English terms as such terms may be understood under the laws of other jurisdictions.

ARTICLES OF ASSOCIATION:

Article 1. Definitions.

1.1 In these Articles of Association, the following terms shall have the following meanings:

"Share" means a share in the capital of the Company.

"Shareholder" means a holder of one or more Shares.

"General Meeting" or **"General Meeting of Shareholders"** means the body of the Company consisting of the Shareholders or (as the case may be) a meeting of Shareholders (or their representatives) and other persons entitled to attend such meetings.

"Bunge" means Bunge Limited, a corporation organised under the laws of Bermuda.

"Bunge Entities" means Bunge or any of its subsidiaries (as defined is Article 12.3) or affiliates (as defined is Article 12.3).

"Bunge Master Trust" means the trust created pursuant to the Pooling Agreement.

"Managing Director" means a member of the Management Board.

"Management Board" means the management board of the Company.

"Securities" means debt obligations, issued by the Company.

"Independent Managing Director" means a Managing Director who meets the independence requirements as described in Article 12.2.

"Pooling Agreement" means the Third Amended and Restated Pooling Agreement, dated as of six September two thousand and two, among Bunge Funding, Inc., Bunge Management Services, Inc., and The Bank of New York, and all amendments thereof and supplements thereto.

"In writing" means by letter, by telecopier, by e-mail, or by message which is transmitted via any other current means of communication and which can be received in the written form.

"Series 2003-1 Supplement to the Pooling Agreement" means the Series 2003-1 Supplement, among Bunge Funding, Inc., Bunge Management Services, Inc., The Bank of New York and the Company, as amended, supplemented or otherwise modified from time to time.

"Series 2003-1 VFC Certificate" means the Series 2003-1 variable funding certificate issued by the Bunge Master Trust pursuant to the Series 2003-1 Supplement.

"Additional Independent Managing Director" means every additional Independent Managing Director by which the total number of Independent Managing Directors shall exceed one (1).

"Distributable Equity" means the part of the Company's equity which exceeds the aggregate of the issued capital and the reserves which must be maintained pursuant to the law.

"Company" means the company the internal organisation of which is governed by these Articles of Association.

1.2 References to **"Articles"** refer to articles which are part of these Articles of Association, except where expressly indicated otherwise.

Article 2. Name and Official Seat.

2.1 The Company's name is: **Bunge Finance Europe B.V.**

2.2 The official seat of the Company is in Rotterdam.

Article 3. Objects.

3.1 The objects of the Company are:

(a) to authorise, to issue, to sell and to deliver Securities;

(b) to use the proceeds of the Securities to advance funds to the Bunge Master Trust pursuant to and in accordance with the terms of the Series 2003-1 VFC Certificate issued pursuant to the Series 2003-1 Supplement to the Pooling Agreement;

(c) to perform its obligations in connection with any agreement to obtain and secure letters of credit or other liquidity support in order to further the purposes of sub-paragraph (a) above; and

(d) to engage in any lawful act or activity and to exercise any powers permitted to corporations organised under the laws of the Netherlands that are incidental to and necessary or convenient for the accomplishment of the above mentioned purposes.

3.2 Notwithstanding any other provision of these Articles of Association, the laws of the Netherlands or any other provision of law that otherwise so empowers the Company, the Company shall not, without (i) the affirmative vote of one hundred percent (100%) of the members of the Management Board of the Company, including the affirmative vote of at least two (2) Independent Managing Directors, (ii) the affirmative vote of Shareholders holding at least two-thirds (2/3) of the total number of issued shares of the Company and (iii) the written confirmation from each applicable rating agency that the then-current ratings on any of the Securities (if rated) will not be reduced or withdrawn as a result thereof:

(a) engage in any business or activity other than those set forth in Article 3.1;

(b) incur any indebtedness for borrowed money, or assume or guaranty any indebtedness of any other entity, except (i) indebtedness contemplated in Article 3.1 hereof, and (ii) indebtedness not exceeding one hundred thousand United States Dollar (USD 100,000) at any time outstanding on account of incidentals or services supplied or furnished to the Company;

(c) dissolve or liquidate, in whole or in part, consolidate or merge with or into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any entity, or permit any entity to

merge into it or convey, transfer or lease its properties and assets substantially as an entirety to it unless;

(i) the entity (if other than the Company) formed or surviving the consolidation or merger or which acquires the properties and assets of the Company (A) is organised and existing under the laws of the Netherlands, (B) expressly assumes the due and punctual payment of all indebtedness, liabilities and obligations of the Company, and (C) has articles of association (or a similar set of provisions governing the relevant entity) containing provisions identical to the provisions of this Article 3, Article 12 and Article 26.2; and

(ii) immediately after giving effect to the transaction, no default or event of default has occurred and is continuing under any indebtedness of the Corporation or any agreement relating to such indebtedness;

provided, that with respect to sub (i) and (ii) above, the Company shall have also received written confirmation from each applicable rating agency that the then-current ratings of the Securities (if rated) would not be reduced or withdrawn.

3.3 Notwithstanding any other provision of these Articles of Association, Dutch Law or any other provision of law that otherwise so empowers the Company, the Company shall not, without the affirmative vote of one hundred percent (100%) of the members of the Management Board of the Company, including the affirmative vote of at least two (2) Independent Managing Directors, institute proceedings to be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it, or file a petition seeking or consenting to reorganisation or relief under any applicable law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or a substantial part of its property, or make any assignment for the benefit of creditors, or admit its inability to pay its debts generally as they become due, or authorise or take corporate action in furtherance of any such action. If there shall not be at least two (2) Independent Managing Directors then in office and acting as required by Article 12 of these Articles of Association, a vote on any matter set forth in this Article 3.3 shall not be taken unless and until at least two (2) Independent Managing Directors meeting the requirements of Article 12 of these Articles of Association shall have been appointed and qualified and shall have accepted their appointment.

3.4 The Company shall not commingle its assets with those of any other entity or person and its funds and other assets shall be separately identified and segregated. The Company shall maintain its own separate bank accounts,

and shall maintain its corporate, financial and accounting books and records separate from those of any other entity or person. The Company shall indicate in such statements and records the separateness of the Company's assets and liabilities from those of any other entity or person. The Company shall pay from its assets all liabilities, obligations and indebtedness of any kind incurred by the Company and shall not pay from its assets any liabilities, obligations or indebtedness of any other entity or person. The Company shall, at all times, hold itself out to the public (including, without limitation, any creditors of any of its affiliates) under the Company's own name and as a separate and distinct corporate entity. The Company shall conduct its business from an office that is separate and distinct from the Bunge Entities, even if such office space is subleased from the Bunge Entities; provided that such sublease is on arm's length commercial terms.

Article 4. Authorised Capital.

4.1 The authorised capital of the Company is ninety thousand euro (EUR 90,000).

4.2 The authorised capital of the Company is divided into nine hundred (900) Shares with a nominal value of one hundred euro (EUR 100) each.

4.3 All Shares shall be registered. No share certificates shall be issued.

Article 5. Register of Shareholders.

5.1 The Management Board shall keep a register of Shareholders in which the names and addresses of all Shareholders are recorded.

5.2 Article 2:194 of the Dutch Civil Code applies to the register of Shareholders.

Article 6. Issuance of Shares.

6.1 Shares may be issued pursuant to a resolution of the General Meeting. The General Meeting may transfer this authority to another body of the Company and may also revoke such transfer.

6.2 A resolution to issue Shares shall stipulate the issue price and the other conditions of issue.

6.3 The issue of a Share shall furthermore require a notarial deed, to be executed for that purpose before a civil law notary registered in the Netherlands, to which deed those involved in the issuance shall be parties.

6.4 Upon issuance of Shares, each Shareholder shall have a right of pre-emption in proportion to the aggregate nominal value of his Shares, subject to the relevant limitations prescribed by law and the provisions of Article 6.5.

6.5 Prior to each single issuance of Shares, the right of pre-emption may be limited or excluded by the body of the Company competent to issue such Shares.

6.6 The full nominal value of each Share must be paid upon subscription.

Article 7. Own Shares; Reduction of the Issued Capital.

7.1 The Company and its subsidiaries may acquire fully paid in Shares or depositary receipts thereof, with due observance of the limitations prescribed by law.

7.2 The Company and its subsidiaries may grant loans with a view to a subscription for or an acquisition of Shares or depositary receipts thereof, but not in excess of the amount of the Company's distributable reserves.

7.3 The General Meeting may resolve to reduce the Company's issued capital in accordance with the relevant provisions prescribed by law.

Article 8. Transfer of Shares.

8.1 The transfer of a Share shall require a notarial deed, to be executed for that purpose before a civil law notary registered in the Netherlands, to which deed those involved in the transfer shall be parties.

8.2 Unless the Company itself is party to the transfer, the rights attributable to the Share can only be exercised after the Company has acknowledged said transfer or said deed has been served upon it, in accordance with the relevant provisions of the law.

Article 9. Share Transfer Restrictions (Offer to co-Shareholders).

9.1 The provisions of this Article 9 below are applicable to a transfer of one or more Shares, unless (i) all Shareholders have granted permission for the intended transfer in writing, which permission shall then be valid for a period of three months, or (ii) the Shareholder concerned is obliged by law to transfer his Shares to a former Shareholder.

9.2 A transfer of one or more Shares can only be effected after the Shares have been offered for sale to the co-Shareholders first. The relevant Shareholder (the "**Offeror**") shall make the offer by means of a written notification to the Management Board, stating the number of Shares he wishes to transfer and the person or persons to whom he wishes to transfer the Shares. The Management Board shall give notice of the offer to the co-Shareholders. Co-Shareholders interested in purchasing one or more of the offered Shares (the "**Interested Parties**") must notify the Management Board of their interest. If the Company itself is a co-Shareholder, it shall only be entitled to act as an Interested Party with the consent of the Offeror.

9.3 The price for which the offered Shares can be purchased by the Interested Parties shall be set by the Offeror and the Interested Parties in joint consultation or by one or more experts designated by them. If an agreement on the price or on the expert or experts, as the case may be, is not reached, the price shall be set by one or more independent experts to be designated, at the request of one or more of the parties concerned, by the chairperson of the Chamber of Commerce and Factories where the Company is registered in the Commercial Register.

9.4 Within one month of the set price having been notified to them, the Interested Parties must give notice to the Management Board of the number

of the offered Shares they wish to purchase. Once the notice mentioned in the preceding sentence has been given, an Interested Party can only withdraw with the consent of the other Interested Parties.

9.5 If the Interested Parties together wish to purchase more Shares than have been offered the offered Shares shall be distributed among them. The Interested Parties shall decide together upon the distribution. If an agreement on the distribution is not reached, the Management Board shall determine the distribution, as far as possible in proportion to the total nominal value of the Shares held by each Interested Party at the time of the distribution. The number of offered Shares allocated to an Interested Party cannot exceed the number of Shares he wishes to purchase.

9.6 The Offeror may withdraw his offer up to one month from the day on which he is informed of the Interested Party or Parties to whom he can sell all offered Shares and at what price.

9.7 If it becomes apparent that none of the co-Shareholders is an Interested Party or that not all offered Shares will be purchased against payment in cash by one or more Interested Parties, the Offeror may, within a period of three months, freely transfer all the offered Shares, but not part thereof, to the person or persons listed in the offer.

Article 10. Pledging of Shares and Usufruct in Shares.

10.1 The provisions of Article 8 shall apply by analogy to the pledging of Shares and to the creation or transfer of a usufruct in Shares.

10.2 If a Share is pledged or if a usufruct is created in a Share, the voting rights attributable to such Share may not be assigned to the pledgee or usufructuary.

Article 11. Depositary Receipts for Shares.

The Company shall not cooperate in the issuance of depositary receipts for Shares.

Article 12. Managing Directors.

12.1 The Management Board shall consist of not less than four nor more than seven Managing Directors, the exact number to be fixed from time to time by resolution of the General Meeting. Both individuals and legal entities can be Managing Directors.

12.2 The Management Board shall include at least two Independent Managing Directors, of whom each individual:

(i) is not and has not been employed by Bunge or any of the Bunge Entities as a director, officer or employee (except with respect to Bunge Funding Inc., Bunge Asset Funding Corp., Bunge Limited Finance Corp. and any other special purpose financing subsidiary of Bunge established solely to make advances to the Bunge Master Trust) within the five years immediately prior to such individual's appointment as an Independent Managing Director;

(ii) is not (and is not affiliated with a company or a firm that is) an advisor or consultant to the Bunge Entities;

(iii) is not affiliated with a customer or a supplier of the Bunge Entities; provided that for so long as the Company shall have one (1) or more Additional Independent Managing Directors, such Additional Independent Managing Directors may be affiliated with a significant customer of the Bunge Entities;

(iv) is not affiliated with a company of which the Bunge Entities is a customer or a supplier; provided, that for so long as the Company shall have more than one Independent Managing Director, such Additional Independent Managing Directors may be affiliated with a company of which the Bunge Entities is a significant supplier;

(v) does not have any personal services contracts with the Bunge Entities (other than those relating to his or her service as an Independent Managing Director, if any);

(vi) is not affiliated with a tax-exempt entity that receives contributions from the Bunge Entities;

(vii) is not the beneficial owner at the time of such individual's appointment as an Independent Managing Director, or at any time thereafter while serving as an Independent Managing Director, of any shares in the capital of the Bunge Entities; provided, that for so long as the Company shall have more than one Independent Managing Director, such Additional Independent Managing Directors may each beneficially own such number of shares in the capital of the Bunge Entities (excluding the Company) the value of which constitutes up to three percent (3%) of the outstanding shares in the capital of the Bunge Entities;

(viii) does not at any time hold any beneficial or economic interest in the Company; and

(ix) is not a spouse, parent, sibling or child of any person described in (i) through (viii).

12.3 As used in article 12.2, the following terms shall have the meanings set forth in this Article:

(i) an *"affiliate"* of a person, or a person *"affiliated with,"* a specified person, shall mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified person.

(ii) The term *"control"* (including the terms *"controlling"*, *"controlled by"* and *"under common control with"*) shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

(iii) The term *"person"* shall mean any individual, partnership, firm, corporation, association, trust, unincorporated organisation or other entity.

(iv) A *"subsidiary"* of a person shall mean any corporation a majority of the voting stock of which is owned, directly or indirectly through one or more other subsidiaries by such person.

(v) A *"significant customer of the Bunge Entities"* shall mean a customer from which the Bunge Entities collectively in the last fiscal year of Bunge received payments in consideration for the products and services of the Bunge Entities which are in excess of three percent (3%) of the consolidated gross revenues of the Bunge Entities during such fiscal year.

(vi) The Bunge Entities shall be deemed a *"significant supplier"* of a company if the Bunge Entities collectively received in such company's last fiscal year payments from such company in excess of three percent (3%) of the gross revenues which such company received during such fiscal year for the sale of its products and services.

12.4 Managing Directors are appointed by the General Meeting, duly observing the provisions of the Article 12.

12.5 A Managing Director may be suspended or removed by the General Meeting at any time.

12.6 The authority to establish remuneration and other conditions of employment for Managing Directors is vested in the General Meeting.

Article 13. Duties, Decision-making Process and Allocation of Duties.

13.1 The Management Board shall be entrusted with the management of the Company.

13.2 The Management Board may establish rules regarding its decision-making process and working methods. In this context, the Management Board may also determine the duties which each Managing Director shall be particularly responsible for. The General Meeting may resolve that such rules and allocation of duties must be put in writing and that such rules and allocation of duties shall be subject to its approval.

13.3 Management Board resolutions at all times may be adopted in writing, provided the proposal concerned is submitted to all Managing Directors then in office and none of them objects to this manner of adopting resolutions.

Article 14. Representation; Conflicts of Interest.

14.1 The Company shall be represented by the Management Board. Each Managing Director shall also be authorised to represent the Company.

14.2 The Management Board may appoint officers with general or limited power to represent the Company. Each officer shall be competent to represent the

Company, subject to the restrictions imposed on him. The Management Board shall determine each officer's title. The authority of an officer thus appointed may not extend to any transaction where the Company has a conflict of interest with the officer concerned or with one or more Managing Directors.

14.3 In the event of a conflict of interest between the Company and a Managing Director, the provisions of Article 14.1 shall continue to apply unimpaired unless the General Meeting has appointed one or more other persons to represent the Company in the case at hand or in general in the event of such a conflict. A resolution of the Management Board with respect to a matter involving a conflict of interest with a Managing Director in a private capacity shall be subject to the approval of the General Meeting, but the absence of such approval shall not affect the authority of the Management Board or the Managing Directors to represent the Company.

Article 15. Approval of Management Board Resolutions.

15.1 The General Meeting may require Management Board resolutions to be subject to its approval. The Management Board shall be notified in writing of such resolutions, which shall be clearly specified.

15.2 The absence of approval by the General Meeting of a resolution referred to in this Article 15 shall not affect the authority of the Management Board or the Managing Directors to represent the Company.

Article 16. Vacancy or Inability to Act.

If a seat on the Management Board is vacant *('ontstentenis')* or a Managing Director is unable to perform his duties *('belet')*, the remaining Managing Directors or Managing Director shall be temporarily entrusted with the management of the Company. If all seats on the Management Board are vacant or all Managing Directors or the sole Managing Director, as the case may be, are unable to perform their duties, the management of the Company shall be temporarily entrusted to one or more persons designated for that purpose by the General Meeting.

Article 17. Financial Year and Annual Accounts.

17.1 The Company's financial year shall be the calendar year.

17.2 Annually, not later than five months after the end of the financial year, save where this period is extended by the General Meeting by not more than six months by reason of special circumstances, the Management Board shall prepare annual accounts, and shall deposit the same for inspection by the Shareholders at the Company's office.

17.3 Within the same period, the Management Board shall also deposit the annual report for inspection by the Shareholders, unless Article 2:396, subparagraph 6, or Article 2:403 of the Dutch Civil Code applies to the Company.

17.4 The annual accounts shall consist of a balance sheet, a profit and loss account and explanatory notes.

17.5 The annual accounts shall be signed by the Managing Directors. If the signature of one or more of them is missing, this shall be stated and reasons for this omission shall be given.

17.6 The Company may, and if the law so requires shall, appoint an accountant to audit the annual accounts. Such appointment shall be made by the General Meeting.

17.7 The General Meeting shall adopt the annual accounts.

17.8 After adoption of the annual accounts, the General Meeting shall pass a resolution concerning release of the Managing Directors from liability for the exercise of their duties, insofar as the exercise of such duties is reflected in the annual accounts or otherwise disclosed to the General Meeting prior to the adoption of the annual accounts. The scope of a release from liability shall be subject to limitations by virtue of the law.

Article 18. Profits and Distributions.

18.1 The allocation of profits accrued in a financial year shall be determined by the General Meeting.

18.2 Distribution of profits shall be made after adoption of the annual accounts if permissible under the law given the contents of the annual accounts.

18.3 The General Meeting may resolve to make interim distributions and/or to make distributions at the expense of any reserve of the Company.

18.4 Distributions may be made only up to an amount which does not exceed the amount of the Distributable Equity.

Article 19. General Meetings of Shareholders.

19.1 The annual General Meeting of Shareholders shall be held within six months after the end of the financial year.

19.2 Other General Meetings of Shareholders shall be held as often as the Management Board deems such necessary.

19.3 Shareholders representing in the aggregate at least one-tenth of the Company's issued capital may request the Management Board to convene a General Meeting of Shareholders, stating specifically the business to be discussed. If the Management Board has not given proper notice of a General Meeting of Shareholders within four weeks following receipt of such request such that the meeting can be held within six weeks after receipt of the request, the applicants shall be authorised to convene a meeting themselves.

Article 20. Notice, Agenda and Venue of Meetings.

20.1 Notice of General Meetings of Shareholders shall be given by the Management Board, without prejudice to the provisions of Article 19.3.

20.2 Notice of the meeting shall be given no later than on the fifteenth day prior to the day of the meeting.

20.3 The notice convening the meeting shall specify the business to be discussed. Other business not specified in such notice may be announced at a later date, with due observance of the term referred to in Article 20.2.

20.4 The notice of the meeting shall be sent to the addresses of the Shareholders shown in the register of Shareholders.

20.5 General Meetings of Shareholders are held in the municipality in which, according to these Articles of Association, the Company has its official seat. General Meetings of Shareholders may also be held elsewhere, in which case valid resolutions of the General Meeting may only be adopted if all of the Company's issued capital is represented.

Article 21. Admittance and Rights at Meetings.

21.1 Each Shareholder shall be entitled to attend the General Meetings of Shareholders, to address the meeting and to exercise his voting rights. Shareholders may be represented in a meeting by a proxy authorised in writing.

21.2 At a meeting, each person present with voting rights must sign the attendance list. The chairperson of the meeting may decide that the attendance list must also be signed by other persons present at the meeting.

21.3 The Managing Directors shall have the right to give advice in the General Meetings of Shareholders.

21.4 The chairperson of the meeting shall decide on the admittance of other persons to the meeting.

Article 22. Chairperson and Secretary of the Meeting.

22.1 The chairperson of a General Meeting of Shareholders shall be appointed by a majority of the votes cast by the persons with voting rights present at the meeting.

22.2 The chairperson of the meeting shall appoint a secretary for the meeting.

Article 23. Minutes; Recording of Shareholders' Resolutions.

23.1 The secretary of a General Meeting of Shareholders shall keep minutes of the proceedings at the meeting. The minutes shall be adopted by the chairperson and the secretary of the meeting and as evidence thereof shall be signed by them.

23.2 The Management Board shall keep record of all resolutions adopted by the General Meeting. If the Management Board is not represented at a meeting, the chairperson of the meeting shall ensure that the Management Board is provided with a transcript of the resolutions adopted, as soon as possible after the meeting. The records shall be deposited at the Company's office for inspection by the Shareholders. On application, each of them shall be provided with a copy of or an extract from the records.

Article 24. Adoption of Resolutions in a Meeting.

24.1 Each Share confers the right to cast one vote.

24.2 To the extent that the law or these Articles of Association do not provide otherwise, all resolutions of the General Meeting shall be adopted by a simple majority of the votes cast, without a quorum being required.

24.3 If there is a tie in voting, the proposal shall be deemed to have been rejected.

24.4 If the formalities for convening and holding of General Meetings of Shareholders, as prescribed by law or these Articles of Association, have not been complied with, valid resolutions of the General Meeting may only be adopted in a meeting, if in such meeting all of the Company's issued capital is represented and such resolution is carried by unanimous vote.

Article 25. Adoption of Resolutions without holding Meetings.

25.1 Shareholders may adopt resolutions of the General Meeting in writing without holding a meeting, provided they are adopted by the unanimous vote of all Shareholders entitled to vote. The provisions of Article 21.3 shall apply by analogy.

25.2 Each Shareholder must ensure that the Management Board is informed of the resolutions thus adopted as soon as possible in writing. The Management Board shall keep record of the resolutions adopted and it shall add such records to those referred to in Article 23.2.

Article 26. Amendment of the Articles of Association.

26.1 The General Meeting may resolve to amend these Articles of Association. When a proposal to amend these Articles of Association is to be made to the General Meeting, the notice convening the General Meeting must state so and a copy of the proposal, including the verbatim text thereof, shall be deposited and kept available at the Company's office for inspection by the Shareholders, until the conclusion of the meeting.

26.2 The Company shall not amend, alter, change or repeal Article 3, Article 12 or this Article 26.2 unless it has received (i) prior written confirmation from each applicable rating agency that the current ratings on the Securities (if rated) will not be reduced or withdrawn as a result of such amendment, alteration, change or repeal, (ii) the affirmative vote of one hundred percent (100%) of the members of the Management Board of the Company, including at least two (2) Independent Managing Directors and (iii) the affirmative vote of Shareholders holding at least two-thirds (2/3) of the total number of issued shares of the Company; *provided* that no such amendment, alteration, change or repeal shall reduce below one (1) either (a) the number of Independent Managing Directors or (b) the number of affirmative votes or consents of the Independent Managing Directors required to approve an amendment, alteration, change or repeal of Article 3, Article 12 or this Article 26.2. Subject to the foregoing limitation, the Company reserves the right to amend, alter, change or repeal any provision contained in these Articles of Association, in the

manner now or hereafter prescribed by Dutch Law, and all rights of the Shareholders herein are granted subject to this reservation.

Article 27. Dissolution and Liquidation.

27.1 With due observance of the provisions of Article 3.2 under sub c, the Company may be dissolved pursuant to a resolution to that effect by the General Meeting. When a proposal to dissolve the Company is to be made to the General Meeting, this must be stated in the notice convening the General Meeting.

27.2 If the Company is dissolved pursuant to a resolution of the General Meeting, the Managing Directors shall become liquidators of the dissolved Company's property.

27.3 During liquidation, the provisions of these Articles of Association shall remain in force to the extent possible.

27.4 The balance remaining after payment of the debts of the dissolved Company shall be transferred to the Shareholders in proportion to the aggregate nominal value of the Shares held by each.

27.5 In addition, the liquidation shall be subject to the relevant provisions of Book 2, Title 1, of the Dutch Civil Code.

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